UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Heron Lake BioEnergy, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Heron Lake BioEnergy, LLC
91246 390th Avenue
Heron Lake, MN 56137
(507) 793-0077

NOTICE OF ANNUAL MEETING OF MEMBERS
To Be Held Wednesday, March 19, 2014

TO THE MEMBERS OF
HERON LAKE BIOENERGY, LLC:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Members of Heron Lake BioEnergy, LLC (the "Company") will be held on Wednesday, March 19, 2014, at 1:00 p.m. local time, at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137. The purposes of the meeting are to:

•
Elect two (2) Governors to serve on the Company's Board of Governors, one Governor to serve for a term of two years and one Governor to serve for a term of three years, or until their respective successors have been elected and qualified;

•	Cast an advisory vote on executive compensation;

•	Vote on an amendment to the Company's Member Control Agreement to further clarify the rights of the Board of Governors and to provide for Alternate Governors; and

•	Transact such other business as may properly come before the 2014 Annual Meeting or any adjournments thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. If you have any questions regarding the information in the proxy statement or regarding completion of the enclosed proxy card or how to vote in person at the meeting, please call the Company at (507) 793-0077.
Only members listed on the Company's records at the close of business on February 27, 2014 are entitled to notice of the 2014 Annual Meeting and to vote at the 2014 Annual Meeting and any adjournments thereof. Instructions for voting by proxy are included in the enclosed proxy statement and on the proxy itself. For your proxy card to be counted in advance of the meeting, it must be received by the inspector of elections, Christianson & Associates, PLLP, 302 SW 5th Street, Willmar, MN 56201, no later than 5:00 p.m. on Tuesday, March 18, 2014.
All members are cordially invited to attend the 2014 Annual Meeting in person. However, to assure the presence of a quorum, the Board of Governors requests that you promptly sign, date and return the enclosed proxy card, which is solicited by the Board of governors, whether or not you plan to attend the meeting. The proxy card will not be used if you attend and vote at the meeting in person. You may fax the enclosed proxy card to Christianson & Associates, Attention: Christina Parsley, at (320) 235-5962 or mail it to Christianson & Associates, PLLP, Attention: Christina Parsley, at 302 SW 5th Street, Willmar, MN 56201, using the enclosed envelope.

By Order of the Board of Governors,

/s/ Paul Enstad
PAUL ENSTAD
Chairman of the Board of Governors
Heron Lake, Minnesota
February 27, 2014

Heron Lake BioEnergy, LLC
91246 390th Avenue
Heron Lake, Minnesota 56137
(507) 793-0077

PROXY STATEMENT
Annual Meeting of Members
Wednesday, March 19, 2014

The accompanying proxy is solicited on behalf of the Board of Governors of Heron Lake BioEnergy, LLC (“we,” “us,” the “Company” or “Heron Lake BioEnergy”) for use at the 2014 Annual Meeting of Members to be held on Wednesday, March 19, 2014, at 1:00 p.m. local time at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137, and at any postponements or adjournments thereof (the “Meeting”).
This solicitation is being made by mail, however, the Company may also use its officers, governors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and a proxy card is scheduled to begin on or about February 27, 2014.
We have organized this proxy statement into three sections in order to set forth our information in a straightforward and understandable way. You should read all three sections.

•	Questions and Answers about the 2014 Annual Meeting: this section provides answers to frequently asked questions regarding the purpose of the 2014 Annual Meeting and meeting procedures.

•	Proxy Proposals: this section provides information and detailed explanation of the proposals to be voted on at the 2014 Annual Meeting.

•	Required Information: this section provides information that is required by law to be included in the Company's Proxy Statement, which has not been included in Sections I and II.
SECTION I - FREQUENTLY ASKED QUESTIONS ABOUT THE 2014 ANNUAL MEETING AND VOTING

Q.	Why did I receive this proxy statement?

A:
The Board of Governors is soliciting your proxy to vote at the 2014 Annual Meeting because you were a Member of the Company at the close of business on February 27, 2014, the record date, and are entitled to vote at the meeting.

In order to be considered a Member, you must hold a minimum of twenty-five hundred (2,500) Units. If you own fewer than twenty-five hundred (2,500) Units, you are considered a non-member Unit holder and have no rights except financial rights with respect to the Units you own. We currently have 66 non-member Unit holders.

Q.	Who can attend the Meeting?

A:	All Members as of the close of business on the record date may attend the 2014 Annual Meeting.

Q.	What is the record date for the 2014 Annual Meeting?

A:	February 27, 2014.

Q.	What if there’s inclement weather on the day of the Meeting?

A:	If there is inclement weather, the Meeting will be adjourned and will be rescheduled for Wednesday, March 26, 2014 at 1:00 p.m. at the same location.

Q.	How many Membership Units are outstanding on the record date?

A:
On February 27, 2014, there was an aggregate total of 64,812,107 Units of the Company issued and outstanding, consisting of 49,812,107 Class A units and 15,000,000 Class B units. There are no other classes of units outstanding. Under the Company’s Member Control Agreement (“Member Control Agreement”), the Class A Units and the Class B Units (collectively, the “Units”) are identical with respect to voting rights and privileges.

Under our Member Control Agreement, only Members may vote at the Meeting. We currently have 66 non-member Unit holders who own an aggregate of 36,488 Class A Units.
Therefore, the total number of Units outstanding and entitled to vote at the Meeting is 64,775,619 Units.

Q.	What am I being asked to vote on?

A:	Members will vote on three proposals at the Meeting:
Proposal 1: Members will vote on the election of two Governors. Any Member who is entitled to appoint a Governor pursuant to Section 5.3(a)(iv) of the Member Control Agreement (an "Appointing Member"), and such Members’ affiliates, is not entitled to vote for the election of any other Governors.
The following persons have been nominated by the Nomination and Governance Committee for election at the Meeting: Michael S. Kunerth and Robert J. Ferguson. Detailed information on each nominee is provided below at "SECTION II - PROPOSALS TO BE VOTED ON, ELECTION OF GOVERNORS." The Board of Governors recommends a vote FOR the election of each of Michael S. Kunerth and Robert J. Ferguson.
Proposal 2: Members will provide an advisory vote on executive compensation, commonly know as a “Say-on-Pay” proposal. Detailed information regarding executive compensation is provided below under “SECTION III - REQUIRED INFORMATION, EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION.”
The Board of Governors recommends a vote FOR Proposal 2: Advisory Vote on Executive Compensation.
Proposal 3: Members will vote on three amendments to the Member Control Agreement to: (a) require at least a two-thirds vote of the Governors to authorize the sale, merger, consolidation or voluntary dissolution of the Company; (b) add a provision to allow for Alternate Elected and Appointed Governors; and (c) delete a provision granting the Board authority to place restrictions on the membership requirements. This proposal is discussed below at "SECTION II - PROPOSALS TO BE VOTED ON, AMENDMENT TO MEMBER CONTROL AGREEMENT."
The Board of Governors recommends a vote of FOR the amendment to the Member Control Agreement.

Q.	What is the Say-on-Pay Vote?

A:	The Say-on-Pay vote is an advisory vote by the Members whereby you can either endorse or not endorse the Company's system of compensating its executive officers.
While we are asking our Members to indicate their support for the compensation of our executive officers, the Say-on-Pay vote is not binding on the Board. The Board intends to take the vote into consideration in making future compensation awards to the Company's executive officers. The Company may also use the Say-on-Pay vote to engage members in a dialogue regarding the Company’s system of compensating its executive officers.

Q.	How many votes do I have?

A:
On any matter which may properly come before the meeting, Members are entitled to one vote for each Unit owned of record by such Member as of the close of business on the record date. However, Units owned by an Appointing Member, and such Appointing Member's affiliates, are not entitled to vote for the election of any other Governors. Currently, Project Viking, LLC is the only Appointing Member of the Company. Granite Falls Energy, LLC ("Granite Falls Energy") is sole owner of all of the outstanding membership interests is of Project Viking. Therefore, the 39,420,949 Units controlled by Granite Falls Energy as of February 27, 2014 are excluded from voting in the election of governors.

Q.	What is the voting requirement for each proposal?

A:
Proposal 1: Proposal 1 relates to the election of Governors. A nominee will be elected as a Governor if he receives the affirmative vote of the Members (other than Granite Falls Energy and its affiliates) holding at least a majority of the Units present, in person or by proxy, at the Meeting. You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Governors.

Proposal 2: The affirmative vote of the holders of a majority of the Units present, either in person or by proxy, and entitled to vote is required for approval of Proposal 2: Advisory Vote on Executive Compensation. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2.
Proposal 3: The affirmative vote of the holders of a majority of the Units present, either in person or by proxy, and entitled to vote is required for approval of Proposal 3: Amendments to Member Control Agreement. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 3.

Q.	What is the effect of withholding or an abstention?

A:	Abstentions will be counted when determining whether a quorum is present. Abstentions will have the following effect:

•
In Proposal 1, governors are elected by the affirmative vote of the Members (other than Granite Falls Energy and its affiliates) holding a majority of the voting power of the Members present, in person or by proxy, at the Meeting.  You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Governors. If you withhold authority to vote for the election of one of the Governors, it has the same effect as a vote AGAINST that Governor.

•
Proposal 2 and Proposal 3 require the affirmative vote of the holders of a majority of the total number of membership units outstanding. Therefore, if you abstain from voting on Proposal 2 or 3, it has the same effect as a vote AGAINST those proposals.

Q.	What constitutes a quorum?

A:
At the Meeting, a majority in interest of Members, represented in person or by proxy, constitutes a quorum necessary for the transaction of business. “Majority in interest” means Members holding more than 50% of the Units then held by all Members.

Because there is an aggregate total of 64,775,619 Units held by Members (which excludes Units held by non-member Unit Holders), quorum for the Meeting requires that 32,387,810 Units be represented at the meeting in person or by proxy. If you submit a properly executed proxy, then you will be considered part of the quorum even if you are not physically present at the meeting.

Q.	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2014 Annual Meeting either in person or by proxy. You may vote using either of the following methods:

•
By Proxy. The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the 2014 Annual Meeting. The membership units represented by each properly executed proxy card will be voted at the 2014 Annual Meeting in accordance with the member's directions. The Company urges you to specify your choices by marking the appropriate boxes on your enclosed proxy card. After you have marked your choices, please sign and date the enclosed proxy card and return it in the enclosed envelope or fax it to Christianson & Associates, PLLP, Attention: Christina Parsley, at (320) 235-5962. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR Proposal 1, FOR Proposal 2, and FOR Proposal 3.

•	In Person at the 2014 Annual Meeting. All members may vote in person at the 2014 Annual Meeting

Q.	What can I do if I change my mind after I vote my Units?

A:	You may revoke your proxy at any time before it is voted. If you would like to revoke your proxy, you may do so by:

•	Voting in person at the 2014 Annual Meeting; or

•	Giving written notice of revocation, which is received by Christianson & Associates, PLLP by 5:00 p.m. on March 18, 2014.
Simply attending the Meeting will not revoke your proxy, you must revoke your proxy one of the ways described above. If you would like to change your vote, you may do so by revoking your proxy and then voting in person or by proxy as described in the immediately preceding question.

Q.	What happens if I mark too few or too many boxes on the proxy card?

A:	If you do not mark any choices on the proxy card, then the proxy will vote your Units FOR for each nominee named in Proposal 1, FOR Proposal 2, and FOR Proposal 3.
If you indicate your vote only as to one but not all of the nominees in Proposal 1: Election of Governors, the Proxy will vote your Units as you have directed for the nominee for which you have indicated a vote and will vote your Units FOR the other nominee for which you have not provided direction. The nominees are Michael S. Kunerth and Robert J. Ferguson.
For Proposal 1, you should only mark one box as to each nominee (FOR or WITHHOLD).
For Proposal 2 and Proposal 3, you should only mark one box as to the proposal (FOR, AGAINST or ABSTAIN).

If your voting indications conflict, your proxy will not be valid and your votes will not be cast for that proposal. An example of a conflicting voting indication includes voting both FOR and WITHHOLD for the same nominee. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2014 Annual Meeting.
If any other matters are properly presented to the Meeting for action, the Proxy will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with his best judgment.

Q.	Do I have dissenters' rights to any matter acted upon during the Annual Meeting?

A:
No. Neither the election of governors, the advisory vote on executive compensation, nor the proposed amendment to the Company's Member Control Agreement is a circumstance in which the Minnesota Limited Liability Company Act or the Company's Member Control Agreement provides members with dissenters' rights.

Pursuant to the Minnesota Limited Liability Company Act, dissenters' rights are available to members under the following circumstances: (1) an amendment to the articles of organization which materially and adversely affects the rights or preferences of the membership interests of the dissenting member; (2) a sale, lease, transfer, or other disposition of property and assets requiring member approval; (3) a plan of merger; (4) a plan of exchange; (5) a plan of conversion; or (6) any other action taken to which the articles of organization, member control agreement, bylaws, or a resolution approved by the board of governors directs that dissenting members may obtain payment for their membership units. In addition, the Company's member control agreement does not provide for any dissenters' rights for our members.

Q.	Who will count the vote?

A:	The Company has hired the accounting firm of Christianson & Associates, PLLP to count the ballots.

Q.	How do I nominate a candidate for election as a governor or make a proposal for next year's annual meeting?

A:	This question is answered in the section of this Proxy Statement entitled "MEMBER PROPOSALS FOR 2015 ANNUAL MEETING."

Q.	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

SECTION II - PROPOSALS TO BE VOTED UPON
PROPOSAL 1: ELECTION OF TWO GOVERNORS
Currently, four (4) elected Governors and five (5) appointed Governors comprise our Board of Governors. In addition, there are three (3) alternate Governors - one alternate to the elected Governors and two alternates to the appointed Governors. Detailed information regarding non-nominee elected, appointed and alternate Governors is provided below under “SECTION III - REQUIRED INFORMATION, GOVERNORS AND OFFICERS.”
Governors that are elected by Members (other than the alternate to the elected Governors) are currently divided into three classes, with the terms of the Governors staggered such that one-third of the Governors (or as nearly as possible) are elected annually by the Members at each Annual Meeting. As the term of each class expires, the successors to the Governors in that class are elected for a three-year term and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.
The Company's current elected governors and their respective terms are as follows:

Term Expires 2013	Michael S. Kunerth	*
Term Expires 2014	Robert J. Ferguson
Term Expires 2015	David Woestehoff
Doug Schmitz
______________________________________

*
Michael Kunerth's term expired in 2013; however, the Company did not hold a 2013 Annual Meeting. Section 5.3(a)(iii) of the Member Control Agreement provides that an elected Governor "shall serve three-year terms and until their successors are duly elected and qualified, or until their earlier death, resignation or removal." Therefore, as a successor has not been elected, Michael Kunerth's continues to serve as a Governor despite his expired term.

Upon the recommendation of the Nomination and Governance Committee, the board of governors has nominated Michael S. Kunerth and Robert J. Ferguson for election. They are both incumbent Governors. These nominees have indicated their willingness to serve as Governors if elected.
Governors are typically elected to serve a three-year term. However, in order to preserve the staggering of terms of the Governors set forth in Section 5.3(a)(iii) of the Member Control Agreement, the terms of the Governors elected at the Meeting will be staggered such that that the term of nominee receiving the lowest percentage of votes cast at the Meeting shall expire at the 2016 Annual Meeting (a two-year term) and the term of one of the nominee receiving the highest percentage of votes cast at the Meeting shall expire at the 2017 Annual Meeting (a three-year term).
Any Member who is entitled to appoint a Governor pursuant to Section 5.3(a)(iv) of the Member Control Agreement (an "Appointing Member"), and such Members’ affiliates, is not entitled to vote for the election of any other Governors. Currently, Project Viking, LLC is the only Appointing Member of the Company. Granite Falls Energy, LLC ("Granite Falls Energy") is sole owner of all of the outstanding membership interests is of Project Viking. Therefore, Granite Falls Energy has the right to appoint five (5) Governors to the Company’s Board of Governors. Detailed information regarding the Governors appointed by Granite Falls Energy is provided below under "SECTION III - REQUIRED INFORMATION, GOVERNORS AND OFFICERS."
Except for the appointment right described above, we know of no arrangements or understandings between a Governor or nominee and any other person pursuant to which he has been selected as a Governor or nominee. There is no family relationship between any of the nominees, our Governors or our executive officers.
It is intended that proxies will be voted for the named nominees. The Board of Governors believes that the nominees named below will be able to serve, but should any of them be unable to serve as a Governor, the persons named in the proxies have advised us that they will vote for the election of such substitute nominee(s) as the Board of Governors may propose.
Information Regarding Nominees
Set forth below is biographical and other information with respect to each of the two nominees for election at the 2014 Annual Meeting:

Name	Age	Biography	Term Expires
Michael S. Kunerth	46
Mr. Kunerth has operated a corn and soybean farm in Brewster, Minnesota since 1990. Since 1992, Mr. Kunerth has also operated a retail seed service business and precision ag business. From 1994 to 2008, Mr. Kunerth also served as the Clerk of Graham Lakes Township. He holds a B.S. Degree in Business Management from St. John's University, Collegeville, Minnesota. Mr. Kunerth was an original member of our founding Board of Governors for Heron Lake BioEnergy and formerly served as Treasurer and the Chair of the Audit Committee. He was also past Chair of the Compensation Committee. Mr. Kunerth is the Secretary of the Board of Governors.
			2013
Robert J. Ferguson	65
Since 1972, Mr. Ferguson has farmed near Heron Lake, Minnesota. Mr. Ferguson was formerly a Jackson County Commissioner and served on the Jackson County Planning and Zoning board and the Prairieland Economic Development board. In addition, he is a member of the Jackson County Corn and Soybean Associations. Mr. Ferguson attended Worthington Community College to pursue his associate of arts degree in business administration but just after graduation was drafted by the U.S. Army to serve in the Vietnam War. Mr. Ferguson was an original member of our founding Board of Governors and formerly served as our Board President and Chief Executive Officer from 2007 to 2013.
			2014

Vote Required for the Election of Governors
Under our Member Control Agreement, a Governor will be elected by the affirmative vote of the Members holding a majority of the voting power of the Members present, either in person or by proxy, at a duly held meeting of the Members at which a quorum is present for the transaction of business. Members are not entitled to cumulate their voting power for the election of Governors.
Any Member who is entitled to appoint one or more Governors pursuant to Section 5.3(a)(iv) of the Member Control Agreement (an "Appointing Member"), and such Appointing Member's affiliates, are not entitled to vote for the election of any other Governors. Currently, Granite Falls Energy is the only Appointing Member of the Company. In determining the voting power present for the purpose of electing Governors, the 39,420,949 Units held by Granite Falls Energy and its affiliates as of February 27, 2014 are excluded in determining the outcome of the vote for the election of governors. Accordingly, a nominee will be elected as a Governor if he receives the affirmative vote of the Members (other than Granite Falls Energy and its affiliates) holding at least a majority of the Units present, in person or by proxy, at the Meeting.
You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Governors. If you withhold authority to vote for the election of one of the Governors, it has the same effect as a vote AGAINST that nominee. If you just sign and submit your proxy without voting instructions, your Units will be voted “FOR” each nominee for Governor.
The Board of Governors Recommends
Members Vote FOR
The Election of Each Nominee
Proposal 1: Election of Two Governors

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
We believe that our compensation policies and procedures are reasonable based on the size and complexity of the Company, consistent with the Company’s budget, financial performance, and local labor market conditions, and are strongly aligned with the long-term interests of our members. We believe our compensation program supports our business initiatives and provides incentives to high performance.
We urge you to read the “EXECUTIVE OFFICER AND EXECUTIVE COMPENSATION” section of this proxy statement, including the Company’s Compensation Discussion and Analysis section, for details on the Company’s executive compensation, including the Company’s compensation philosophy and objectives and the 2013 compensation of our executive officers. This advisory member vote, commonly known as “Say-on-Pay,” gives you as a member the opportunity to endorse or not endorse our executive officer compensation program and policies. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our Members to vote “FOR” the following resolution at the Meeting:
RESOLVED, that the Members of Heron Lake BioEnergy, LLC approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in Heron Lake BioEnergy’s proxy statement for the 2013 Annual Meeting of Members pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.
Because your vote is advisory, it will not be binding upon the Board of Governors or the Compensation Committee. However, it will provide valuable information to us that the Compensation Committee will take into account when considering future executive compensation arrangements. We believe the "Say-on-Pay" proposal demonstrates our commitment to achieving a high level of total return for our Members.
Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of the units present, in person or by proxy, and entitled to vote on this Proposal 2.
The Board of Governors Recommends
Members Vote FOR
Proposal 2: Advisory Vote on Executive Compensation

PROPOSAL 3: AMENDMENTS TO THE MEMBER CONTROL AGREEMENT
Proposal 3 includes three (3) amendments to the Company's Member Control Agreement to: (a) require at least a two-thirds vote of the Governors to authorize the sale, merger, consolidation or voluntary dissolution of the Company; (b) add a provision to allow for Alternate Governors; and (c) delete a provision granting the Board authority to place restrictions on the membership requirements.
The Board of Governors approved these amendments in connection with the July 31, 2013 unit acquisition by Granite Falls Energy, LLC. The proposed amendments, if approved, would result in formal adoption of changes to the Member Control Agreement specifically contemplated and agreed to in the Subscription Supplement Agreement stated July 31, 2013 between Granite Falls Energy, LLC and the Company. The Board of Governors considered these amendments and approved amending the Company's Operating and Member Control Agreement accordingly.
Proposal 3(a)
Section 5.1(c) of the Member Control Agreement lists actions that require a two-thirds affirmative vote of the board of governors. Section 5.1(d) stipulates that a majority in interest of the Members must approve of acts such as sale, merger, consolidation or voluntary dissolution of the Company before the Board may authorize such actions. Proposal 3(a) would amend Section 5.1(c) of the Member Control Agreement as set forth below. Language that is in bold is the language that would be added to Section 5.1(c) if Part (a) of Proposal 3 is approved:
(x) Any of the actions set forth in Section 5.1(d)(i)-(iv);
(xi) Any tax elections under Section 8.3(a) of this Agreement; or
(xii) Any amendment to the Articles or this Agreement.
Proposal 3(a) would provide a higher threshold for the Board to authorize acts such as sale, merger, consolidation or voluntary dissolution of the Company. Instead of only requiring majority approval from the Board and Members, the change will require majority approval of the Members and a two-thirds majority approval of the Board. The effect of this amendment, if implemented, would ensures that a sale or merger of the Company could not be approved at the Board level solely by the Governors appointed by Granite Falls Energy, LLC.  Any such action would require the approval of at least one of the elected Governors.
Proposal 3(b)
Proposal 3(b) adds a provision for alternate governors to the section 5.3 on the Board of Governors in the Member Control Agreement. Proposal 3(b) would add the following subsection (m) to section 5.3 of the Member Control Agreement as set forth below. Language that is in bold is the language that would be added to Section 5.3 if Proposal 3 is approved:

(m)
Alternate Governors. A Member that holds the right to appoint one or more Governors pursuant to Section 5.3(a)(iv) shall be entitled to appoint one alternate Governor for each Governor such Member is entitled to appoint, to serve as follows. If an appointed Governor is not available for, or during any part of, a meeting of the Board or to take action in writing in lieu of such a meeting, an alternate Governor appointed by the Member that holds the right to appoint the absentee Governor is entitled to act as a Governor at such meeting, or during such part, or to take such action in writing.

The Governors elected by the Members pursuant to Section 5.3(a)(iii) may together (by majority vote of such elected Governors) designate one alternate Governor to serve as follows. If any elected Governor is not available for, or during any part of, a meeting of the Board or to take action in writing in lieu of such a meeting, the alternate Governor designated by the elected Governors is entitled to act as a Governor at such meeting, or during such part, or to take such action in writing (but only on behalf of one elected Governor, if more than one is unavailable).
All alternate Governors shall receive notice of all Board meetings and all information provided to the Board, unless the Company’s legal counsel concludes that providing or sharing particular information with an alternate Governor would jeopardize the Company’s attorney-client privilege. All alternate Governors shall be entitled to attend all meetings of the Board.
As a result, this addition to the Member Control Agreement formalizes the concept of alternates for both elected and appointed governors that were contemplated in the Granite Falls Energy, LLC unit acquisition. In addition, it creates the system for naming such alternates and determining when such alternates have authority to act.

Proposal 3(c)
Section 6.2(a) of the Member Control Agreement sets forth membership requirements. Proposal 3(c) would change section 6.2(a) by deleting the last sentence thereof. Language that is in italics is the language that would be deleted from Section 6.2(a) if Proposal 3 is approved:

(a)
Membership. Each Member of the Company must own, or must have entered into a binding written agreement with and accepted by the Company to subscribe for, a minimum of twenty five hundred (2,500) Units, on and after the date that the Company first issues Units in connection with its closing on all or a portion of subscription agreements received and accepted in accordance with the terms of its 2004 Offering or September 23, 2004, whichever occurs first. Failure of any Member to own or to subscribe for such minimum number of Units on or after such date shall result in the automatic termination of membership of such Person, without further notice or action by the Company, and such Person shall become and be a non-member Unit Holder, with no rights other than those financial rights with respect to the Units owned by such Person as provided for in and subject to this Agreement, as further described in Section 6.4 hereof. The Board shall have authority to increase the minimum ownership requirements and to place other membership restrictions the holders of Class B Units.

As a result, the Board would lose the right to change the minimum ownership requirements for membership in the Company, as well as the ability to add other membership restrictions.
The form of the proposed amendment to the Member Control Agreement is included in Appendix A attached to this Proxy Statement. If Proposal 3 is approved, this form of the proposed amendment will be attached to the Company's Member Control Agreement dated August 30, 2011. More specifically, it removes the authority of the board to place membership restrictions on holders of Class B units, of which Granite Falls Energy is the only holder.
Required Vote and Board Recommendation

    The affirmative vote of the holders of a majority of the total number of membership units outstanding is required to amend the Company's Member Control Agreement. If you do not mark any choices on the proxy card, then the proxy will vote your units FOR Proposal 3. If you abstain, your units will be included in the determination of whether a quorum is present. However, your abstention will have the effect of a vote AGAINST Proposal 3. If you do not submit a proxy card or attend the 2014 Annual Meeting, your vote will not be counted as a vote either for or against Proposal 3.
The Board of Governors Recommends
Members Vote FOR
Proposal 3: Amendment to the Member Control Agreement

SECTION III - REQUIRED INFORMATION
GOVERNORS AND OFFICERS
Biographical Information for Non-nominee Elected and Appointed Governors
Set forth below is biographical and other information with respect to each of the Governors serving continuing terms. This information was reviewed and updated by the Governors in February 2014.
Our board of Governors consists of (9) Governors, including five (5) appointed Governors and four (4) elected Governors.
    Under Section 5.3(a)(iv) of the Member Control Agreement, any Member who, together with such Member’s affiliates, holds 9% or more of the Units outstanding is entitled to appoint one Governor to the Board for every 9% of Units held, up to the right to appoint a maximum of four Governors by any Member who, together with such Member’s affiliates, holds 36% or more of the Units outstanding but less than a majority of the Units outstanding. No Member who, together with such Member’s affiliates, holds 45% or more of the Units outstanding but less than a majority of the Units outstanding is entitled to appoint a majority of the Governors to the Board, notwithstanding the fact that such Member together with such Member’s affiliates owns 45% or more but less than a majority of the Units outstanding. Any Member who, together with such Member’s affiliates, holds a majority of the Units outstanding is entitled to appoint a majority of the Governors (five Governors) to the Board of Governors. An appointed Governor serves indefinitely at the pleasure of the Member appointing him or her (so long as such Member and its affiliates continue to hold a sufficient number of Units to maintain the applicable appointment right) until a successor is appointed, or until the earlier death, resignation or removal of the appointed Governor.
Currently, Project Viking, which owns 39,420,949 Units of the Company and is the only Member entitled to appoint Governors under Section 5.3(a)(iv). Project Viking is owned by Granite Falls Energy. Therefore, Granite Falls Energy beneficially owns approximately 60.8% of our issued and outstanding Units. Accordingly, Granite Falls Energy has the right to appoint five (5) Governors to the Company’s Board of Governors under the Member Control Agreement and has appointed the following Governors: Paul Enstad, Rod Wilkison, Dean Buesing, Marten Goulet, Shannon Johnson,
In addition, pursuant to the Subscription Supplement Agreement dated July 31, 2013 between Granite Falls Energy and the Company, there are three (3) alternate Governors. Two (2) of these alternates serve as available replacements to the appointed Governors and are designated by Granite Falls Energy and and one serves as an available replacement to the elected Governors and is designated by the Board. The alternate Governors are entitled to attend and participate in all meeting of the Board, but are only entitled to vote at a board meeting at which the appointed Governor or elected Governor for which the alternate is serving as alternate is absent. The alternates to the appointed Governors designated by Granite Falls Energy are David Thompson and Leslie Bergquist. The alternate to the elected Governors selected by the elected Governors is Milton McKeown.

Name	Age	Position	Term Expires/Appointed
Paul Enstad	54	Governor, Chairman of the Board of Governors	Appointed by Granite Falls Energy
Rod Wilkison	59	Governor, Vice Chairman of the Board of Governors	Appointed by Granite Falls Energy
David Woestehoff	44	At-Large Governor	Term Expires 2015
Doug Schmitz	51	At-Large Governor	Term Expires 2015
Milton J. McKeown	68	Alternate At-Large Governor	Alternate to Elected Governors Appointed by the Board
Dean Buesing	61	Governor	Appointed by Granite Falls Energy
Marten Goulet	34	Governor	Appointed by Granite Falls Energy
Shannon Johnson	52	Governor	Appointed by Granite Falls Energy
David Thompson	64	Alternate Governor	Alternate Appointed by Granite Falls Energy
Leslie Bergquist	54	Alternate Governor	Alternate Appointed by Granite Falls Energy
Paul Enstad - 54, Governor, Chairman of the Board of Governors. Mr. Enstad was appointed as a governor by Project Viking, L.L.C. effective July 31, 2013. Mr. Enstad has been farming near Granite Falls, Minnesota since 1978. He and his two brothers currently farm together as a partnership and raise corn and soybeans. He served on the board of directors of Farmers Cooperative Elevator Company for 15 years until 2011. Mr. Enstad also serves as chairman and as a governor of Granite Falls Energy, LLC, an SEC-reporting company.

Rod Wilkison - 59, Governor, Vice Chairman of the Board of Governors. Mr. Wilkison was appointed as a governor by Project Viking effective July 31, 2013. Mr. Wilkison serves as a member and chairman of the Audit Committee for both Heron Lake BioEnergy, LLC and Granite Falls Energy, LLC. Mr. Wilkison has been the owner and chief executive officer of Wilkison Consulting Service since 1985. Wilkison Consulting Service provides financial consulting, tax preparation, and monthly accounting services for farmers and small businesses. Prior to starting his consulting business, Mr. Wilkison worked for two different banks for over eleven years and continues to work closely with several area banks on joint clients. Mr. Wilkison graduated from Pipestone Area Vocational Technical Institute with a degree in Agricultural Banking. Mr. Wilkison is certified by the Minnesota Department of Agriculture as a Farm Business Management Instructor. Mr. Wilkison also serves as vice-chairman and as a governor of Granite Falls Energy, an SEC-reporting company.
David Woestehoff - 44, At-Large Governor. Mr. Woestehoff operates grain farming operations in Belle Plaine, Minnesota and Arlington, South Dakota. Mr. Woestehoff is also the founder and 50% owner of Brewery Hill Grain Company, which operates independent grain elevators in Cleveland and Le Sueur, Minnesota. In 2009, Mr. Woestehoff became president and majority shareholder of Minnesota Valley Grain Company, LLC, which operates commercial grain elevators in LeCenter and Montgomery, Minnesota. Mr. Woestehoff also serves on various committees at Emanuel Lutheran Church in Hamburg, Minnesota. Mr. Woestehoff graduated from the University of Wisconsin in 1990 with a B.S. degree in Agricultural Business and minors in Economics and Animal Science. Mr. Woestehoff was an original member of our founding Board of Governors formerly served as our Board President.
Doug Schmitz - 51, At-Large Governor. Mr. Schmitz attended Willmar Community College in Willmar, Minnesota, and majored in Ag Business. Doug is a third generation farmer who has been farming with his brother since 1988. In addition to agriculture, Mr. Schmitz owns and operates Schmitz Grain, Inc., which was purchased from his father in 1991. Schmitz Grain has three locations in southwestern Minnesota and provides services to area farmers in grain merchandising, custom drying, feed sales, seed sales and fertilizer and chemical application. He also currently serves on the board of two privately-held companies: Agri-Tech Systems, Inc. located in Las Vegas, Nevada, and United Ag Resources of Slayton, Minnesota.
Milton J. McKeown - 68, Alternate At-Large Governor. Mr. McKeown was appointed as an alternate governor by the Board of Governors effective July 31, 2013. From 1991 to his retirement in October 2006, Mr. McKeown managed the Heron Lake Insurance Agency. While he is currently retired, Mr. McKeown is active in community affairs. Mr. McKeown graduated from Dakota State University with a B.S. degree in Industrial Arts. Mr. McKeown was an original member of our founding Board of Governors, serving as an at-large governor until July 2013, when he was appointed as an alternate at-large governor.
Dean Buesing - 61, Governor. Mr. Buesing was appointed as a governor by Project Viking effective July 31, 2013. Mr. Buesing and his brother have been farming near Granite Falls since 1973, raising corn and soybeans. Since 1980, he has served as president of Buesing Farms, Inc. He is also President of Buesing-Buesing, LLC, which is a farming operation formed in 2006. In 2007, Buesing Ag Partnership was formed, in which he is a partner with his brother and nephew. Mr. Buesing was a director of Minnesota Corn Processors, LLC, an ethanol production facility located near Marshall, Minnesota from 1998 to 2002. Minnesota Corn Processors, LLC was bought by Archer Daniels Midland in 2002. While a director of Minnesota Corn Processors, LLC, he also served on the long range planning and development committee. From 2007 to 2011, Mr. Buesing served as a director and secretary of SW Energy, LLC, a development stage ethanol production facility located near McCook, Nebraska. From 1992 to 2000, he was also a director and treasurer of Yellow Medicine Soybean Growers. He is also currently a member of the Minnesota Soybean and Corn Growers Associations. Mr. Buesing also serves as a governor of Granite Falls Energy, an SEC-reporting company.
Marten Goulet - 34, Governor. Mr. Goulet was appointed as a governor by Project Viking effective July 31, 2013. Mr. Goulet is the Chief Financial Officer of Wagner Construction. Based in International Falls, Minnesota, Wagner Construction is an underground utility and site development contractor with operations in Minnesota, North Dakota, Michigan, Arizona, and Canada. Prior to joining Wagner Construction, Mr. Goulet spent 8 years in the Twin Cities managing banking relationships and providing financial services to companies with annual revenues of $20 million to $1 billion, including construction, manufacturing, wholesaling, and service-related industries. Mr. Goulet serves on the board of KBB, LLC, a general contractor with operations in Minnesota and North Dakota. Mr. Goulet received his B.A. in Finance from Bemidji State University and his M.B.A. in Accounting from the University of St. Thomas in St. Paul. Mr. Goulet also serves as a governor of Granite Falls Energy, an SEC-reporting company.
Shannon Johnson - 52, Governor. Mr. Johnson was appointed as a governor by Project Viking effective July 31, 2013.  Mr. Johnson has been farming in eastern Yellow Medicine County since 1979. He produces corn, soybeans and sugar beets. He is co-owner and secretary of a farrow to finish swine operation and currently serves as the Hazel Run Township clerk. He is a Yellow Medicine County Corn Growers Board member and a Soybean Growers member. Mr. Johnson also serves as a governor of Granite Falls Energy, an SEC-reporting company.

David Thompson - 64, Alternate Governor. Mr. Thompson was appointed as an alternate governor by Project Viking effective July 31, 2013. For the past five years, Mr. Thompson has been president of Flolo-Thompson, Inc., a consulting firm serving value added agricultural plants in the design, development and operation of their business. Much of Mr. Thompson's consulting work focuses on transportation, logistics and marketing. Mr. Thompson is a graduate of the University of Minnesota. Prior to founding Flolo-Thompson, Inc., Mr. Thompson worked in varying capacities for Cargill, Bunge Corporation and the Burlington Northern Railway. Mr. Thompson also serves as a governor of Granite Falls Energy, an SEC-reporting company.
Leslie Bergquist - 54, Alternate Governor. Mr. Bergquist was appointed as an alternate governor by Project Viking effective July 31, 2013. Mr. Bergquist is currently the owner and President of Bergquist Consulting Corporation, performing commercial and agricultural loan reviews and appraisal reviews. He also serves as a farm manager for Fagen Farms, LLC, which is an affiliate of Fagen, Inc., a bus driver for Bennett & Bennett Transportation, and works for Granite Falls Municipal Hospital and Manor in ambulance transport services. Prior to founding Bergquist Consulting Corporation in January 2012, Mr. Bergquist served as a senior credit analyst for Forstrom Bancorporation, Inc. from May 2007 through December 2011. He also previously worked at Yellow Medicine County Bank, holding the positions of President, Vice President, and director over the course of his tenure. Mr. Bergquist's community involvement includes current and previous involvement with the Minnesota Bankers Association, Minnesota Valley Antique Farm Power and Machinery Association, Granite Falls Kiwanis, Yellow Medicine East Dollars for Scholars, Steelesville Cemetery Association, City of Granite Falls Planning Commission, and Granite Falls Lutheran Church. He received his Bachelor's degree in Agronomy from the University of Minnesota. Mr. Bergquist also serves as a governor of Granite Falls Energy, an SEC-reporting company.
Biographical Information for Executive Officers
Steve Christensen - Age 56, Chief Executive Officer. Mr. Christensen was named Chief Executive Officer of the Company effective as of July 31, 2013, pursuant to the Company’s Management Services Agreement with Granite Falls Energy. Mr. Christensen continues to serve as Chief Executive Officer and General Manager of Granite Falls Energy, positions he has held since April 2012. From 2005 through December 2011, Mr. Christensen was Chief Executive Officer and General Manager of Western Wisconsin Energy, LLC, which owned and operated an ethanol plant in Boyceville, Wisconsin until its purchase by Big River Resources in December 2011. Mr. Christensen also has a family farm operation with his brother in southwest Iowa. Mr. Christensen holds a B.S. degree in Animal Science from Iowa State University and has completed some post graduate work in business.
Stacie Schuler - Age 41, Chief Financial Officer. Ms. Schuler was named Chief Financial Officer of the Company effective as of July 31, 2013, pursuant to the Company’s Management Services Agreement with Granite Falls Energy. Ms. Schuler continues to serve as Chief Financial Officer and Controller of Granite Falls Energy, positions she has held since July 2005. Ms. Schuler worked for Cargill, Incorporated from 1997 to 2005. Ms. Schuler received her accounting degree through Southwestern Technical College in Granite Falls, Minnesota and Southwest State University in Marshall, Minnesota.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). Except as indicated by footnote, a person named in the tables below has sole voting and sole investment power for all units beneficially owned by that person. The beneficial ownership percentages are based on 64,812,107 Units issued and outstanding as of February 27, 2014, which includes 36,488 Class A Units held by non-members.
As of February 27, 2014, the following beneficial owners owned or held 5% or more of our outstanding membership units:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class A Units	Granite Falls Energy, LLC	39,420,949	Class A Units	60.82%
_______________________

(1)
Based on Amendment No. 4 to Schedule 13D filed on August 2, 2012 by Project Viking, LLC and Granite Falls Energy, LLC. Effective July 31, 2013, Granite Falls Energy purchased from Roland J. (Ron) Fagen and Diane K. Fagen 100% of the membership interests of Project Viking.

SECURITY OWNERSHIP OF MANAGEMENT AND NOMINEES
As of February 27, 2014, members of our Board of Governors, nominees to our Board of Governors and executive officers own Units as set forth in the following table. The beneficial ownership percentages are based on 64,812,107 Units issued and outstanding as of February 27, 2014, which includes 36,488 Class A Units held by non-members.

Unless otherwise indicated and subject to community property laws where applicable, each Unit holder named in the table below has sole voting and investment power with respect to the Units shown opposite such Unit holder’s name.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Class A Units	David J. Woestehoff (2)	569,846	Class A Units	*
Class A Units	Doug Schmitz (3)	369,675	Class A Units	*
Class A Units	Robert J. Ferguson (4)	147,250	Class A Units	*
Class A Units	Michael S. Kunerth (5)	126,000	Class A Units	*
Class A Units	Milton J. McKeown (6)	87,000	Class A Units	*
Class A Units	Leslie Bergquist	—	—	*
Class A Units	Dean Buesing	—	—	*
Class A Units	Steve Christensen	—	—	*
Class A Units	Paul Enstad	—	—	*
Class A Units	Martin Goulet	—	—	*
Class A Units	Shannon Johnson	—	—	*
Class A Units	Stacie Schuler	—	—	*
Class A Units	David Thompson	—	—	*
Class A Units	Rod Wilkison	—	—	*
TOTAL:		1,299,771	Class A Units	2.01%
_______________________

(*)	Indicates that the membership units owned represent less than 1% of the outstanding units.

(1)	The address of each beneficial owner is deemed to be the address of the Company.

(2)	All Units are owned jointly by Mr. Woestehoff and his spouse.

(3)
Includes 25,000 Units owned by Doug Schmitz, 38,092 Units owned by Mr. Schmitz and his spouse, 44,432 Units owned by Mr. Schmitz’s spouse, and 262,151 Units owned by Schmitz Grain Inc., which is controlled by Doug Schmitz.

(4)	Includes 126,250 Units owned jointly by Mr. Ferguson and his spouse and 21,000 Units owned by a son.

(5)
Includes 63,000 Units owned by the Michael Kunerth Trust under agreement dated July 18, 2006, and 63,000 Units owned by the Dawn Kunerth Trust under agreement dated July 18, 2006. Mr. Kunerth and his spouse are trustees of each of these trusts.

(6)	All Units are owned jointly by Mr. McKeown and his spouse.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our Governors, officers and persons who own more than 10% of our Units to file reports of ownership and changes in ownership in our Units with the Securities and Exchange Commission, and to furnish us with copies of the reports. Based on our review of such reports, we believe that our Governors, officers and owners of 10% or more of our Units timely filed all required Section 16(a) reports during our fiscal year ended October 31, 2013.
BOARD OF GOVERNORS' MEETINGS AND INDEPENDENCE
The board of governors generally meets once per month. The board of governors held twelve regularly scheduled meetings and six special meetings during the fiscal year ended October 31, 2013. All governors attended at least 75% of the aggregate of all meetings of the board of governors and all committees of the board on which he or she served during the fiscal year ended October 31, 2013.
The board of governors does not have a formalized process for holders of membership units to send communications to the board. The board of governors feels this is reasonable given the accessibility of our governors. Members desiring to communicate with the board are free to do so by contacting a governor via our website, fax, phone or in writing. The names of our governors are listed on the Company's website at www.heronlakebioenergy.com.
The Board does not have a policy with regard to governors' attendance at annual meetings. Last year, the Company did not hold an annual meeting of the Members. All governors serving at the time of the last annual meeting in 2012 attended that annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.
Governor Independence
The Board of Governors undertook a review of Governor independence in February 2014 as to all of the Governors then serving. The board considers all relevant facts and circumstances. In assessing the materiality of a governor's relationship to the Company, the board considers the issues from the governor's standpoint and from the perspective of the persons or organizations with which the governor has an affiliation and is guided by the standards set forth by the SEC and NASDAQ. An independent governor must not have any material relationship with the Company, directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a governor.

    As a result of its review, the Board of Governors affirmatively determined that Paul Enstad, Rod Wilkison, Michael S. Kunerth, Milton J. McKeown, Dean Buesing, Marten Goulet, Shannon Johnson, David Thompson, and Leslie Bergquist are independent according to the “independence” definition of the NASDAQ Listing Rules. Robert J. Ferguson is not “independent” under the NASDAQ Listing Rules because he served as our Chief Executive Officer from 2007 to 2013. David Woestehoff and Doug Schmitz are also not independent because they sold a significant amount of grain to us in fiscal year 2013, individually or through affiliated entities.
Code of Ethics
The Board has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and governors, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is available free of charge on written request to Heron Lake BioEnergy, LLC, 91246 390th Avenue, Heron Lake, Minnesota 56137.
NOMINATION AND GOVERNANCE COMMITTEE
The nominating committee operates under a charter adopted by the Board of Governors. Our nominating committee charter is available on our website at www.heronlakebioenergy.com. The Board of Governors has acted as a nominating committee for the Company and no separate nominating committee was convened. The Board held one meeting in order to nominate candidates for the 2014 Annual Meeting and all members of the nominating committee attended at least 75% of the committee meetings, except for Michael Kunerth. Due to Mr. Kunerth's absence, Milton McKeown, the alternate to the elected Governors, attended, participated and voted at the nominating committee meeting.
The Nomination and Governance Committee’s responsibilities include: (1) identifying and nominating individuals qualified to serve as Governors and on committees of the Board; (2) advising the Governors with respect to the Board’s composition, procedures and committees; (3) developing and recommending to the Board a set of corporate governance principles; and (4) overseeing the evaluation of the Board and the Board committees.

The charter of the Nomination and Governance Committee requires that this committee consist of at least two members of the Board of Governors. A majority of members of the Nomination and Governance Committee must satisfy the independence requirements of the NASDAQ Listing Rules, as adopted in the Company’s Governance Guidelines. The membership of our Nomination and Governance Committee meets the requirements of its charter.
The Nomination and Governance Committee will consider candidates for Board membership suggested by members of that committee, other Governors, as well as management and Members.
Criteria for Nomination to the Board
The Nomination and Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as Governors. The committee has not adopted minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Governors, as the committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account our needs and the needs of the Board of Governors. The Nomination and Governance Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

•
Background, including demonstrated high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct the affairs and business of the Company;

•
Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all Members and not a particular interest group;

•	Board skills needs, in the context of the existing makeup of the Board, and the candidate’ s qualification as independent and qualification to serve on Board committees;

•	Diversity, in terms of knowledge, experience, skills, expertise, and other demographics which contribute to the Board’s diversity; and

•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education.
The Nomination and Governance Committee also considers such other relevant factors, as it deems appropriate. The committee will consider persons recommended by the Members in the same manner as other nominees.
Process for Identifying and Evaluating Nominees
The process for identifying and evaluating nominees to the Board of Governors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Nomination and Governance Committee deems appropriate, a third-party search firm. The Nomination and Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. We have not engaged a third-party search firm to assist us in identifying potential Governor candidates, but the Nomination and Governance Committee may choose to do so in the future.
Member Proposals for Nominees
The Nomination and Governance Committee will consider written proposals from Members for nominees for Governor. Any such nominations should be submitted to the Nomination and Governance Committee in care of the Board Secretary of Heron Lake BioEnergy and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Governor if elected); (b) the name and record address of the Member and of the beneficial owner, if any, on whose behalf the nomination will be made; and (c) the number of Units owned by the Member and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the Member proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment of the person; and (c) the number of Units beneficially owned by the person. To be considered as nominees for the 2014 Annual Meeting, the written notice must be submitted in the time frames established by the Nomination and Governance Committee and communicated to Members prior to the meeting.
AUDIT COMMITTEE
Currently, the Audit Committee consists of three Governors and one Board appointed consultant: Michael S. Kunerth, Rod Wilkison (Chair) and Martin Goulet and Leslie Bergquist (an alternate to the appointed Governors that was appointed as a full member to the Audit Committee by the Board). The Audit Committee assists the Board in fulfilling its oversight responsibility for: (1) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (2) the performance of our internal audit function; (3) the annual independent integrated audit of our consolidated financial statements and internal control over financial reporting; and (4) our compliance with legal and regulatory requirements, including our disclosure controls and procedures. The duties and responsibilities of the Audit Committee include the engagement of our independent registered public accounting firm and the evaluation of our accounting firm’s qualifications, independence and performance. The charter of the Audit Committee requires that the Audit Committee be comprised of three or more Governors, a majority of whom must be “independent” under the NASDAQ Listing Rules, as adopted in the Company’s Governance Guidelines. A majority of the members must also be non-executive Governors, free from any relationship that would interfere with the exercise of independent judgment and “independent” as defined by the applicable rules and regulations of the Securities and Exchange Commission. Moreover, all members of the committee must have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the committee must have accounting or related financial management expertise. The Board of Governors determined that the membership of the Audit Committee meets the requirements of its charter. During fiscal year 2013, the Audit Committee met four (4) times.
In February 2014, the Board of Governors reviewed the qualifications of each member of the Audit Committee for the purpose of determining whether any Governor serving on the Audit Committee would qualify as an “audit committee financial expert” as that term is defined under the rules of the Securities and Exchange Commission. Based upon that review, the Board of Governors determined that no Governor qualifies as an audit committee financial expert, but that the Audit Committee as a whole has sufficient experience and education to perform its duties.
Independent Registered Public Accounting Firm
The audit committee selected Boulay PLLP, as independent registered public accountants for the fiscal year November 1, 2013 to October 31, 2014. A representative of Boulay PLLP, is expected to be present at the 2014 Annual Meeting of members and will have an opportunity to make a statement if so desired. The representative is also expected to be available for questions from the members.
Audit Fees

    The aggregate fees billed by the principal independent registered public accountants (Boulay PLLP) to the Company for the fiscal year ended October 31, 2013, and fiscal year ended October 31, 2012 are as follows:
The following is an explanation of the fees billed to us by Boulay PLLP for professional services rendered for the fiscal years ended October 31, 2013 and October 31, 2012, which totaled $229,952 and $191,190, respectively.
Audit Fees. The aggregate fees billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our reports with the Securities and Exchange Commission, or other services normally provided by Boulay PLLP in connection with statutory and regulatory filings or engagements for the fiscal years ended October 31, 2013 and October 31, 2012 totaled $167,546 and $132,239, respectively.
Audit-Related Fees. The aggregate fees billed to us for professional services for assurance and related services by Boulay PLLP. that were reasonably related to the performance of the audit or review of our financial statements and were not reported above under “Audit Fees” for the fiscal year ended October 31, 2013 and October 31, 2012 were $34,638 and $13,127, respectively.
Tax Fees. The aggregate fees billed to us by Boulay PLLP for professional services related to tax compliance, tax advice, and tax planning for the fiscal year ended October 31, 2013 and October 31, 2012 totaled $27,768 and $45,824, respectively.
All Other Fees. For the fiscal year ended October 31, 2013 and October 31, 2012, there were no fees billed to us by Boulay PLLP for professional services or products not previously disclosed.
Audit Committee Report
This is a report of the Audit Committee of the Board of Governors of Heron Lake BioEnergy, LLC for the year ended October 31, 2013. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either such Act.
In accordance with its charter, the Audit Committee reviewed and discussed the audited financial statements with management and Boulay PLLP, our independent accountants. The discussions with Boulay PLLP also included the matters required by Statement on Auditing Standards No. 114 (Communication with Audit Committees).
Boulay PLLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by the Public Company Accounting Oversight Board. This information was discussed with Boulay PLLP.
Based on the discussions with management and Boulay PLLP, the Audit Committee’s review of the representations of management and the report of Boulay PLLP, the Audit Committee recommended to our Board of Governors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended October 31, 2013, to be filed with the Securities and Exchange Commission.
Submitted By the Audit Committee of the Board of Governors:

Rod Wilkison	Michael S. Kunerth

Leslie Bergquist	Martin Goulet
Audit Committee Pre-Approval Policies
We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.
All of the services described above for fiscal year 2013 were pre-approved by the Audit Committee or a member of the committee before Boulay PLLP was engaged to render the services.

COMPENSATION COMMITTEE
The compensation committee operates under a charter adopted by the Board of Governors. Our compensation committee charter is available on our website at www.heronlakebioenergy.com. The Board of Governors has acted as a compensation committee for the Company and no separate committee was established.
Our Board of Governors performs the same tasks usually performed by a compensation committee overseeing our compensation and employee benefit plans and practices, including any executive compensation plans, Governor compensation plans and incentive compensation and equity-based plans. The charter of the Compensation Committee requires majority of members of the Compensation Committee must satisfy the independence requirements of: (1) the NASDAQ Listing Rules, as adopted in the Company’s Governance Guidelines; (2) Section 16b-3 of the Exchange Act, if Section 16 is applicable to the Company; and (3) Section 162(m) of the Internal Revenue Code of 1986, all as amended from time to time. A majority of the members of our Board meet these requirements. During fiscal year 2013, the Board met three times to review our compensation and employee benefit plans and practice.
MEMBER PROPOSALS FOR 2015 ANNUAL MEETING
The proxy rules of the Securities and Exchange Commission permit equity owners of a company, after timely notice to the company, to present proposals for action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for action by equity owners and are not properly omitted by company action in accordance with the proxy rules. The Heron Lake BioEnergy 2014 Annual Meeting of Members is expected to be held on or about March 19, 2014, and proxy materials in connection with that meeting are expected to be mailed on or about February 26, 2014. Member proposals prepared in accordance with the proxy rules must be received by us on or before November 1, 2014.
In addition, if we receive notice of a Member proposal less than 45 days before the date on which we first mailed our materials for the prior year’s annual meeting, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Governors for our 2014 Annual Meeting of Members may exercise discretionary voting power with respect to such proposal.
Heron Lake BioEnergy, LLC will also be soliciting Governor candidates by notifying Members of a “Call for Board of Governors Nominations” in the Fall of 2014.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Transactions in Fiscal Year 2013
Except as disclosed below or "SECTION III - REQUIRED INFORMATION, EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION", we have not entered into any transaction since the beginning of fiscal year 2013 and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
Corn Transactions
Effective September 1, 2011, we entered into a Corn Supply Agreement with Gavilon, LLC ("Gavilon"). Under the Corn Supply Agreement, we engaged Gavilon to purchase all of corn necessary for ethanol production until October 31, 2013, when we terminated the the agreement with Gavilon. During fiscal year 2013, Gavilon has, from time to time and in the ordinary course of business, purchased corn on our behalf from individuals serving on our board of directors, as well as our members. These purchases have been and will continue to be on the same terms and conditions as corn purchased from non-affiliated third parties. For the year ended October, 31 2013, Gavilon purchased approximately $475,000 in grain from Robert J. Ferguson and approximately $10.3 million in grain from Schmitz Grain, Inc. Schmitz Grain, Inc. is controlled by Doug Schmitz, a Governor.
Unit Transactions with Project Viking and Granite Falls Energy
Project Viking, LLC ("Project Viking") initially invested $3.5 million in the Company in May 2011 for 7,000,000 Class B units, which were converted to Class A units in August 2011.
In May 2013, Project Viking participated in the initial subordinated convertible debt offering and lent the Company $102,000.
On July 31, 2013, the Company entered into a subscription agreement (the “Viking Subscription Agreement”) with Project Viking for the purchase of 8,075,000 Class A Units and 15,000,000 Class B Units of the Company by Project

Viking for $0.30 per Unit for an aggregate purchase price of $6,922,500. The purchase price for the Units was paid on July 31, 2013, and the Units were issued to Project Viking effective July 31, 2013.
Effective July 31, 2013, immediately following the closing of the Viking Subscription Agreement, Granite Falls Energy acquired 100% of the membership interests of Project Viking (including all governance rights and financial rights). Prior to Granite Falls’s acquisition of 100% of the membership interests in Project Vicking, Project Viking was an owned by Roland J. (Ron) Fagen and Diane K. Fagen, each of whom held 50% of the voting membership interests of Project Viking.
As part of the purchase of Project Viking, Granite Falls Energy obtained the interest in Project Viking's convertible subordinated debt in the amount of $102,000. On September 18, 2013, when the Company completed convertible subordinated debt offering and Granite Falls Energy converted the $102,000 of subordinated debt held by Project Viking for 340,000 Class A units per the terms of the notes. Prior to the conversion of the notes to Units, the Company paid approximately $2,000 in interest expense to Granite Falls Energy during fiscal year 2013.
This conversion of the subordinated debt, combined with 7,000,000 Units issued to Project Viking in 2011 and 24,420,949 Class A Units and 15,000,000 Class B Units acquired in July 2013, resulted in Granite Fall Energy's beneficial ownership of 39,420,949 Units or approximately 60.8% of the outstanding Units of the Company as of February 27, 2014. Accordingly, Granite Falls Energy has the right to appoint five (5) Governors to the Company’s Board of Governors under the Member Control Agreement.
Management Services Agreement with Granite Falls Energy
On July 31, 2013, we entered into a Management Services Agreement with Granite Falls Energy for the purpose of sharing certain management employees. Under the Management Services Agreement, Granite Falls Energy supplies its personnel to act as part-time officers and managers of the Company for the positions of Chief Executive Officer, Chief Financial Officer, and Commodity Risk Manager. In return, we pay Granite Falls Energy $35,000 per month for the first year of the Management Services Agreement. During years two and three of the Management Services Agreement, the Company agreed to pay Granite Falls Energy 50% of the total salary, bonuses and other expenses and costs (including all benefits and tax contributions) incurred by Granite Falls Energy for the three management positions, paid on an estimated monthly basis with a “true-up” following the close of Granite Falls Energy’s fiscal year. Granite Falls Energy is responsible for and agreed to directly pay salary, wages, and/or benefits to the persons providing management services under the Management Services Agreement.
The initial term of the Management Services Agreement is three years. At the expiration of the initial term, the Management Services Agreement will automatically renew for successive one-year terms unless and until the Company or Granite Falls Energy gives the other party 90-days written notice of termination prior to expiration of the initial term or the start of a renewal term. The Management Services Agreement may also be terminated by either party for cause under certain circumstances.
The total costs that the Company incurred under the Management Services Agreement for fiscal year 2013 was approximately $105,000.
Review and Approval of the Transactions with Project Viking and Granite Falls Energy
The transactions and agreements with Project Viking and Granite Falls Energy described above, including the issuance of Units to Project Viking constituting a majority control position, were reviewed and approved by a Special Committee of the Board of Governors. The Special Committee was comprised of Robert J. Ferguson, Doug Schmitz, David J. Woestehoff, Michael S. Kunerth and Milton J. McKeown. The governors serving on the Special Committee had no personal interest in the transactions contemplated by the Viking Subscription Agreement, Subscription Supplement Agreement or other related agreements. The governors serving on the Special Committee also were not affiliated with Granite Falls Energy or Project Viking or any of their respective affiliates.
Process for Review, Approval or Ratification of Transactions with Related Persons
The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all of transactions we enter into in which an officer, Governor or any Member holding greater than 5% or any affiliate of these persons has a direct or indirect material interest. Our Code of Business Conduct and Ethics, which is applicable to all of our employees and Governors, also prohibits our employees, including our executive officers, and our Governors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and Governors from the provisions of, or requests for consents by our executive officers and Governors under, our Code of Business Conduct and Ethics must be made to the Audit Committee.
In addition, in December 2007, we adopted a formal related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest. Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	employment and compensation of our executive officers or Governor compensation, if required to be reported in under the disclosure requirements of the Securities and Exchange Commission,

•	payment of ordinary expenses and business reimbursements;

•
transactions with another company in which the related party’s only relationship is as a non-executive officer, employee, governor/director or beneficial owner of less than 10% of the other company’s voting equity and in which the dollar amount does not exceed the greater of $100,000 or 2% of the other company’s total revenues;

•
any transaction with another company controlled by a related party or with a related party for the purchase by us of corn where (A) the amount of corn sold in the transaction does not exceed 200,000 bushels; (B) the contract for delivery of the corn specifies a delivery date of not more than sixty (60) days from the date of the contract; (C) the price per bushel is fixed at the time of the contract; and (D) where the amount paid per bushel or other material terms of the transaction are based on consideration or criteria generally applicable to other sellers of corn of a like quality and quantity, given the conditions of the grain markets at the time of sale;

•
charitable contributions in which the dollar amount does not exceed $100,000 or 2% of the charitable organization’s receipts if the related party’s only relationship is as a non-executive officer, employee or a governor/director;

•	payments made under our Articles of Organization, Member Control Agreement, insurance policies or other agreements relating to indemnification;

•	transactions in which our Members receive proportional benefits; and

•	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.
The Audit Committee must approve any related person transaction subject to this policy before commencement of the related party transaction. If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;

•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the related party transaction is material to us;

•	the role the related party has played in arranging the transaction;

•	the structure of the related party transaction;

•	the interests of all related parties in the transaction;

•	the extent of the related party’s interest in the transaction; and

•	whether the transaction would require a waiver of our Code of Business Conduct and Ethics.
The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
Throughout this proxy statement, the individuals who serve as our Chief Executive Officer and Chief Financial Officer are referred to as the “executive officers”. Pursuant to the Management Services arrangement with Granite Falls Energy, which is described below under "Management Services Agreement", Granite Falls Energy is responsible for and agreed to directly pay salary, wages, and/or benefits to our Chief Executive Officer, Chief Financial Officer, and Commodity Risk Manager. Accordingly, this Compensation Discussion and Analysis section does not discuss or analyze the compensation arrangements involving or the compensation paid for those management positions.
The compensation committee has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The compensation committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the executive officers are similar in form to the compensation and benefits provided to our other employees.
The compensation committee:

•	establishes and administers a compensation policy for senior management;

•	reviews and approves the compensation policy for all or our employees other than senior management;

•	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

•	reviews and monitors our succession plans;

•	approves awards to employees pursuant to our incentive compensation plans; and

•	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.
In determining the Chief Executive Officer's compensation, the committee considers evaluations prepared by the governors. From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for other managers or to fulfill administrative duties.
The compensation committee has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives.  The compensation committee ensures that the total compensation paid to the named Chief Executive Officer is fair, reasonable and competitive.
Our Compensation Philosophy and Objectives
The Compensation Committee’s philosophy is to provide a competitive level of compensation that is consistent with the Company’s budget, financial performance, and local labor market conditions. In determining compensation for executive officers and management employees, the Compensation Committee sometimes solicits input from our human resources personnel, primarily relating to benefit programs and local labor market conditions. Based upon this philosophy, the Compensation Committee has determined that the compensation of management employees should consist of base salary and benefits to which our other employees are eligible.
Management Services Agreement
On July 31, 2013, we entered into a Management Services Agreement with Granite Falls Energy for the purpose of sharing certain management employees. Since July 31, 2013, our Chief Executive Officer, Chief Financial Officer, and Commodity Risk Manager were employed by Granite Falls Energy. Pursuant to the Management Services Agreement, we pay Granite Falls Energy $35,000 per month for the first year of the Management Services Agreement. During years two and three of the Management Services Agreement, the Company will pay Granite Falls Energy 50% of the total salary, bonuses and other expenses and costs (including all benefits and tax contributions) incurred by Granite Falls Energy for the three management positions, paid on an estimated monthly basis with a “true-up” following the close of Granite Falls Energy’s fiscal year. All other management employees, including our Plant Manager, are employees of the Company.
Compensation Committee Procedures

    The Board, acting as the compensation committee, is responsible for determining the nature and amount of compensation for the Company's management employees. The compensation committee receives input from the Chief Executive Off icer on the personal performance achievements of the management employees who report to him. This individual performance assessment determines a portion of the annual compensation for each manager. In addition, the Chief Executive Officer provides input on salary increases, incentive compensation opportunities, and long-term incentive grants for the management employees who report to him, which the committee considers when making executive compensation decisions.
In addition, the Board expects to review management's performance pursuant to the Management Services Agreement with Granite Falls Energy annually. A part of this review includes decisions and approvals regarding compensation reimbursement by the Company to Granite Falls.
Compensation Components
The Compensation Committee followed the guiding principles outlined above in the development and administration of compensation programs for our named executive officers. During fiscal year 2013, the components of our management compensation programs consisted of base salary and a discretionary cash bonus. The executive officers were also eligible to participate in the same benefit programs as were available to our other employees.
Base Salaries
Base salaries for our executive officers and management employees are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.
Bonus
In addition to the base salaries, our executive officers may receive bonuses. During our 2013 fiscal year, our former Chief Executive Officer received a bonus of $20,000 and our former Chief Financial Officer received a bonus of $18,910. Bonuses paid to our current executive officers will be determined by Granite Falls Energy pursuant to our Management Services Agreement.
Benefits and Perquisites
We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans.
Accounting and Tax Treatment of Awards
None of our executive officers, governors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.
Report of the Compensation Committee
The following report of the Compensation Committee shall not be deemed to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.
The Board of Governors has reviewed and discussed the section of this proxy statement entitled Compensation Discussion and Analysis (the “CD&A”) for the year ended October 31, 2013 with management. In reliance on this review and discussion, the Board of Governors recommended that the CD&A be included in this proxy statement for the 2014 Annual Meeting of Members for filing with the Securities and Exchange Commission.

Paul Estad	Rod Wilkison	Michael Kunerth
Dean Buesing	Robert Ferguson	Marten Goulet
Shannon Johnson	Doug Schmitz	David Woestehoff
Compensation Committee Interlocks and Insider Participation

Except for Robert J. Ferguson, who is our former President and Chief Executive Officer, none of the members of the compensation committee is or has been an employee of the Company. There are no interlocking relationships between our Company and other entities that might affect the determination of the compensation of our executive officer.

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Fiscal Year	Salary ($)	All Other Compensation		Bonus	Total ($)
Robert J. Ferguson, Former CEO	2012	$120,000	$0		$0	$120,000
Robert Ferguson, Former CEO	2011	$124,800	$0		$0	$124,800
Lucas Schneider, Former CFO	2012	$85,000	0		0	$85,000
Lucas Schneider, Former CFO	2011	$80,192	$0		0	$80,192
Brett L. Frevert, Interim Chief Financial Officer	2011	—	$3,770	$		$3,770
GOVERNOR COMPENSATION
On September 26, 2013, the Board approved a Board of Governors compensation policy that, effective November 1, 2013, provides for payment to governors of a monthly stipend plus a fee based on attendance at board and committee meetings.
Members of our Board of Governors were also reimbursed for reasonable expenses included in carrying out their duties as Governors, including mileage reimbursement for travel to meetings.
The following table shows for fiscal year 2013 the total compensation paid by us to each of our Governors:

Name	Fiscal Year	Fees Earned or Paid in Cash(1) ($)	Additional Compensation(2) ($)	Total Compensation ($)
Robert J. Ferguson	2013	$11,100.00	$1,391.53	$12,491.53
Steve Core	2013	$7,950.00	$1,417.66	$9,367.66
Michael S. Kunerth	2013	$12,600.00	$677.10	$13,277.10
Milton J. McKeown	2013	$9,600.00	$488.72	$10,088.72
Nick Bowdish	2013	$250.00	$199.80	$449.80
Doug Schmitz	2013	$12,100.00	$696.60	$12,796.60
David J. Woestehoff	2013	$17,700.00	$4,870.58	$22,570.58
Kenton Johnson	2013	$8,100.00	$1,324.90	$9,424.90
____________________________________________________

(1)
Includes a monthly stipend plus a fee based on attendance at board and committee meetings. We currently pay our governors as follows: $1,000 per month to all governors plus an additional $250 for attending monthly board meetings. We also pay $250 for additional meetings of greater than one-half day in length; $125 for attending meetings less than one half day in length; and $125 for attendance at meetings by conference call. We pay $500 quarterly to the Audit Committee.

(2)	Includes reimbursement for mileage and other reasonable expenses incurred in connection with services rendered to he Company and the board of governors.

ANNUAL REPORT AND AUDITED FINANCIAL STATEMENTS
The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended October 31, 2013 accompanies this Notice of Annual Meeting and proxy statement.
The Company will provide each member solicited a copy of Exhibits to the 10-K upon written request and payment of specified fees. The written request for such Exhibits should be directed to Stacie Schuler, Chief Financial Officer of Heron Lake BioEnergy, LLC, 91246 390th Avenue, Heron Lake, Minnesota 56137 or by calling us at (507) 793-0077. Such request must set forth a good faith representation that the requesting party was a holder of record or a beneficial owner of membership units in the Company on February 27, 2014.
The 2013 annual report on Form 10-K complete with exhibits is also available at no cost through the EDGAR database available from the SEC's internet site (www.sec.gov). Information about us is also available at our website at www.heronlakebioenergy.com, under “SEC Filings,” which includes links to reports we have filed with the Securities and Exchange Commission.

Appendix A

FORM OF
FIRST AMENDMENT TO THE
MEMBER CONTROL AGREEMENT OF
HERON LAKE BIOENERGY, LLC
(AS PREVIOUSLY AMENDED AUGUST 30, 2011)

This FIRST AMENDMENT TO THE MEMBER CONTROL AGREEMENT OF HERON LAKE BIOENERGY, LLC (the Member Control Agreement of Heron Lake BioEnergy, LLC, as amended August 30, 2011, the Member Control Agreement), is adopted and approved effective as of the 19th day of March, 2014, by the affirmative vote of a Majority in Interest of the Members of Heron Lake BioEnergy, LLC (the Company) pursuant to Section 322B.37 of the Minnesota Statutes and pursuant to Section 9.1 of the Member Control Agreement of the Company at a meeting of the Members held on March 19, 2014.

The Member Control Agreement is amended as follows:

Amendment to Section 5.1(c)
Section 5.1(c) is amended by moving the provisions of current romanette (xi) to new romanette (xii), by moving the provisions of current romanette (x) to new romanette (xi), and by adding the provisions of new romanette (x) as provided below. Following such amendment, Section 5.1(c)(x)-(xii) shall read as follows:

(x) Any of the actions set forth in Section 5.1(d)(i)-(iv);

(xi) Any tax elections under Section 8.3(a) of this Agreement; or

(xii) Any amendment to the Articles or this Agreement.

Amendment to Section 5.3
Section 5.3 is amended by adding the provisions of new subsection (m) as follows:

(m) Alternate Governors. A Member that holds the right to appoint one or more Governors pursuant to Section 5.3(a)(iv) shall be entitled to appoint one alternate Governor for each Governor such Member is entitled to appoint, to serve as follows. If an appointed Governor is not available for, or during any part of, a meeting of the Board or to take action in writing in lieu of such a meeting, an alternate Governor appointed by the Member that holds the right to appoint the absentee Governor is entitled to act as a Governor at such meeting, or during such part, or to take such action in writing.

The Governors elected by the Members pursuant to Section 5.3(a)(iii) may together (by majority vote of such elected Governors) designate one alternate Governor to serve as follows. If any elected Governor is not available for, or during any part of, a meeting of the Board or to take action in writing in lieu of such a meeting, the alternate Governor designated by the elected Governors is entitled to act as a Governor at such meeting, or during such part, or to take such action in writing (but only on behalf of one elected Governor, if more than one is unavailable).

All alternate Governors shall receive notice of all Board meetings and all information provided to the Board, unless the Company’s legal counsel concludes that providing or sharing particular information with an alternate Governor would jeopardize the Company’s attorney-client privilege. All alternate Governors shall be entitled to attend all meetings of the Board.

Amendment to Section 6.2(a)
Section 6.2(a) is amended by deleting the last sentence thereof, which provides as follows: “The Board shall have authority to increase the minimum ownership requirements and to place other membership restrictions on the holders of Class B Units.”

Appendix B

HERON LAKE BIOENERGY, LLC
CHARTER OF THE AUDIT
COMMITTEE OF THE BOARD OF GOVERNORS

I.    Purpose

    The Audit Committee (Committee) is appointed by the Board of Governors (Board) of Heron Lake BioEnergy, LLC (the Company) to assist the Board in fulfilling its oversight responsibilities. The primary duties and responsibilities of the Audit Committee are to:

•	Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	Appoint, compensate, retain and monitor the independence and qualifications of the Company's independent auditors (also referred to herein as external auditors);

•	Monitor the performance of the Company's internal audit function and independent auditors;

•	Provide an avenue of communication among the independent auditors, management, and the Board; and

•	Prepare an Audit Committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company's annual proxy statement.
II.    Authority
The Committee shall have the authority to conduct or authorize any investigation appropriate to fulfill its responsibilities, and is empowered to:

•	Appoint, compensate, retain and oversee the work of the public accounting firm employed by the Company to conduct the annual audit who shall report directly to the Committee;

•	Retain independent counsel and other advisers as it deems necessary in the performance of its duties;

•	Resolve any disagreements between management and the independent auditor regarding financial reporting;

•	Pre-approve all auditing and permitted non-audit services performed by the Company's external audit firm;

•	Seek any information it requires from employees - all of whom are directed to cooperate with the Committee's requests - or external parties;

•	Meet with Company officers, external auditors, or outside counsel, as necessary;

•
Delegate authority to subcommittees including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full Committee at its next scheduled meeting; and

•
Determine appropriate funding for the payment of compensation to the independent auditors engaged for the purpose of issuing an audit report, performing other audit review or attestation services for the Company and to any advisers employed by the Committee which funding must be paid for by the Company.

III.    Composition
1. Committee members' qualifications shall meet the requirements as may be set by the Board from time to time, in addition to all applicable legal and regulatory requirements.
2. The Committee shall be comprised of at least three Governors of the Company, all in good standing, each of whom must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, statement of members' equity and cash flow statement. A majority of the Governors on the Committee must be independent as defined in subparagraph 3 of this Article III below.
3. A director will NOT be considered independent for purposes of this Article III, if such director:

a. Is an employee of the Company or any current subsidiary of the Company;
b. Has accepted or has a family member who has accepted payments from the Company or any of its subsidiaries in excess of $60,000, other than as compensation for board or board committee service, payments arising solely from investments in the Company's securities, compensation paid to a family member who is a non-executive employee of the Company, benefits under a tax-qualified retirement plan, or non-discretionary compensation, or certain permitted loans;
c. Has a family member who is employed by the Company or any of its subsidiaries as an executive officer;
d. Is or has a family member who is a partner or controlling shareholder or an executive officer of any organization to which the Company made, or from which the Company received, payments for property or services that exceeds 5% of the recipient's consolidated gross revenues of that year, or $200,000, whichever is more, other than payments arising solely from investments in the Company's securities or payments under non-discretionary charitable contribution matching programs;
e. Is or has a family member who is employed as an executive officer of another entity where any of the executive officers of the company serve on the compensation committee of such other entity; or
f. Is or has a family member who is a current partner of the Company's outside auditor who worked on the Company's audit;
4. Committee members and a Committee chair shall be recommended and appointed by the Board.
IV.    Meetings
The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet separately, periodically with management, with internal auditors, if any, and with external auditors. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. All members are expected to attend each meeting, in person or via tele- or video-conference.
The minutes of each meeting are to be prepared at the direction of the Audit Committee Chair and sent to Committee members and all other Governors. Copies are to be promptly provided to the independent auditors and the Company's legal counsel.
V.     Scope of Responsibilities and Duties
A.     Charter Review
1. Review and reassess the adequacy of this charter annually. Consider changes that are necessary as a result of new laws and regulations. Recommend any proposed changes to the Board. Submit the charter to the Board for approval and publish the document as required.
B.     Financial Reporting
1. Review the Company's annual audited financial statements and the documents containing such filings prior to filing or distribution. The review should include discussion with management and independent auditors of the following:

•	Significant issues regarding accounting principles, practices, audit findings, disclosures, judgments and any other requirements under accounting standards and rules;

•	Complex or unusual transactions and areas in which an unusual degree of judgment must be exercised;

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

•	“Quality of earnings” of the Company from a subjective as well as objective standpoint.

2. Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgment made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.
3. Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditors activities or on access to requested information, and any significant disagreement with management.
4. Discuss the annual audited financial statements and quarterly financial statements with management and external auditors, including the Company's disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Consider any items required to be communicated by the independent auditors in accordance with SAS 61.
5. Review disclosures made by CEO and CFO in the Forms 10-KSB or 10-K and 10-QSB or 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Company's internal control.
C.    Internal Control
1. Consider the effectiveness of the Company's internal control system, including information technology, security and control.
2. Understand the scope of the external auditor's review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.
D.     Internal Audit
In the event the Company employs an internal audit department, the Committee shall:
1. Review with management the charter, plans, activities, staffing and organizational structure of the internal audit function.
2. Review the effectiveness of the internal audit function.
E.     Independent Auditors
1. Each year, review the independence and performance of the independent auditors and retain or discharge the independent auditors as circumstances warrant. In performing this review, the Committee will:
a. At least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.
b. Take into account the opinions of management and, in the event the Company has employed an internal audit, the opinions of the internal audit department.
c. Present its conclusions with respect to the external auditor to the Board.
2. Prescribe such policies and procedures as the Committee deems appropriate pertaining to relationships with the independent auditors, including clear hiring policies for employees and former employees of the independent auditors.
3. Approve the independent auditors' engagement terms and fees for annual audit services as well as advance approval of all non-audit engagements with that firm. Any such approval of non-audit services by the independent auditor shall be disclosed in periodic reports as prescribed by law.
4. On at least an annual basis, review a formal, written statement from the independent auditors on such matters as are prescribed by law, including all relationships between the auditors and the Company or its management. Discuss with the independent auditors all significant relationships they have with the Company and their impact on the auditors' objectivity and independence, including non-audit services and the fees proposed and charged therefore. Take appropriate action in response to these matters to satisfy itself of the auditors' independence.
5. Review the independent auditors audit plan; discuss scope, staffing, locations, reliance upon management, and general audit approach, including coordination of audit effort with the internal audit department, if any.
6. Ensure the rotation of the lead audit partner and other audit partners as required by law, and consider whether there should be regular rotation of the audit firm itself.
7. Present its conclusions with respect to the independent auditor to the Board.
8. Meet separately with the external auditors on a regular basis to discuss any matters that the committee or auditors believe should be discussed privately.
9. Review all material written communications between the independent auditors and management, e.g., management letter, schedule of unadjusted differences and/or reportable conditions letter.
F.     Compliance
1. At least once annually, review with the Company's legal counsel any legal matters that could have a significant impact on the Company's financial statements, the Company's compliance with applicable laws and regulations (in coordination with other committees), and inquiries received from regulators or governmental agencies.
2. Establish procedures for: (i) The receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
3. Review the process for communicating the Code of Ethics to appropriate company personnel, and for monitoring compliance therewith.
4. Obtain regular updates from management and Company legal counsel regarding compliance matters.
G.     Reporting Responsibilities
1. Annually prepare such report and certification to unit-holders as required by SEC regulations.
2. Report to the Board about Committee activities and issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the performance and independence of the Company's independent auditors, and, in the event the Company has employed an internal audit department, the performance of the internal audit function.
H.     Other Audit Committee Responsibilities
1. Discuss and review with management the Company's major policies with respect to risk assessment and risk management.
2. As considered necessary by the Committee, review policies and procedures as well as audit results associated with Governors' and officers' expense accounts and perquisites, including the use of the Company's assets.
3. Perform any other activities consistent with this Charter, the Company's operating agreement, and governing law, as the Committee or the Board deems necessary or appropriate.
4. Periodically review materials or receive education on audit committee-related and new accounting and auditing-related developments and best practices.
5. Annually evaluate the Committee's performance of its responsibilities, confirm that all responsibilities outlined in this charter have been carried out, and create an agenda for the ensuing year.

Heron Lake BioEnergy, LLC	MEMBER NAME
2014 Annual Meeting - Wednesday, March 19, 2014	NUMBER OF UNITS
For Unit Holders as of February 27, 2014	TELEPHONE NUMBER
Proxy Solicited on Behalf of the Board of Governors
Vote by Mail or Facsimile:
1) Read the Proxy Statement
2) Check the appropriate boxes on the proxy card
3) Sign and date the proxy card
PROPOSAL ONE: ELECTION OF TWO GOVERNORS You may vote for two (2) nominees by marking the “FOR” boxes.
4) Return the proxy card in the envelope provided or via fax to (320) 235-5962 or mail to Christianson & Associates, PLLP, Attention: Christina Parsley at 302 SW 5th St, Willmar, MN 56201. It must be received by Christianson & Associates no later than 5:00 p.m. on March 20, 2013.

	For	Withhold
Robert Ferguson	☐	☐	PLEASE INDICATE YOUR SELECTION BY FIRMLY PLACING AN "X" IN THE APPROPRIATE BOX WITH BLUE OR BLACK INK
Michael Kunerth	☐	☐

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

For	Against	Abstain
☐	☐	☐

PROPOSAL THREE: AMENDMENT TO THE MEMBER CONTROL AGREEMENT

For	Against	Abstain
☐	☐	☐
By signing this proxy card, you appoint David Woestehoff and Doug Schmitz, jointly and severally, each with full power of substitution, as proxies to represent you at the 2014 Annual Meeting of the Members to be held on Wednesday, March 19, 2014, at the Heron Lake Community Center, 312 10th Street, Heron Lake, Minnesota 56137, and at any adjournment thereof, on any matters coming before the meeting. Registration for the meeting will begin at 8:00 a.m. The 2014 Annual Meeting will commence at 9:00 a.m. This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the Meeting. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be received by Christianson & Associates, PLLP by 5:00 p.m. on Wednesday, March 20, 2013, or by submitting the proxy card in person when registering at the Annual Meeting. If you do not mark any boxes, your units will be voted FOR Proposal 1 and ABSTAIN for all nominees with respect to Proposal 2. If you choose only one or two nominees, then the proxy will vote your units only for the nominee(s) you chose. If you mark contradicting choices on the proxy card, such as both FOR and ABSTAIN for a candidate or proposal, your votes will not be counted with respect to the candidate or proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2014 Annual Meeting. You may revoke your proxy by: (1) Voting in person at the 2014 Annual Meeting; or (2) Giving written notice of revocation, which is received by Christianson & Associates, PLLP by 5:00 p.m. on Wednesday, March 20, 2013.

Signature:	Signature:
Date:	Date:
Joint owners must both sign. When signing as attorney executor, administrator, trustee or guardian, please note that fact.